Exhibit 10.23

AVEO Pharmaceuticals, Inc. 75 Sidney Street Cambridge, MA 02139 www.aveopharma.com

October 31, 2011

Raju Kucherlapati, PhD

6 Wildflower Lane

Weston, MA 02493

Re: Consulting and Scientific Advisory Board Agreement by and between Raju Kucherlapati, PhD and AVEO Pharmaceuticals, Inc. effective as of January 1, 2010 (the “Agreement”)

Dear Dr. Kucherlapati,

It is hereby agreed that Section 2 of the Agreement shall be amended to extend the Consultation Period through and including December 31, 2013 unless sooner terminated in accordance with Section 11 of the Agreement. All other terms and obligations under the Agreement shall remain the same.

Sincerely,

/s/ Murray O. Robinson
Murray O. Robinson, PhD
Senior Vice President, Translational Research
Chair of the Scientific Advisory Board

Agreed and Acknowledged:

/s/ Raju Kucherlapati	November 3, 2011
Raju Kucherlapati, PhD	Date